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Exhibit 99

                                                               PR NEWSWIRE


               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
               EARNINGS FOR SECOND QUARTER OF FISCAL 2007


Red Bank, N.J. May 11, 2007 -- North European Oil Royalty Trust (NYSE-NRT) reported that net income for the second fiscal quarter ended April 30, 2007 decreased by 9% to $7,333,441 compared to the prior year's equivalent period. This level of income permitted a distribution of 80 cents per unit payable on May 30, 2007 to record owners on May 11, 2007. For the six month fiscal period net income decreased by 2.58% to $15,593,627 compared to the prior year's equivalent period. John R. Van Kirk, Managing Director, reported that a combination of lower gas prices and lower gas sales was only partially offset by an increase in the average exchange rates and resulted in the lower net income.


                     NORTH EUROPEAN OIL ROYALTY TRUST - (Unaudited)

Quarter Ended                     4/30/07                  4/30/06

German Royalties Received      $ 7,544,543              $ 8,297,022
Net Income                       7,333,441                8,062,442
Net Income Per Unit               $ 0.80                   $ 0.88
Distribution Per Unit               0.80                     0.88


Six Months Ended                  4/30/07                  4/30/06

German Royalties Received      $16,027,930              $16,481,691
Net Income                      15,593,627               16,007,051
Net Income Per Unit               $ 1.70                   $ 1.74
Distribution Per Unit               1.69                     1.73


For the quarter just ended the average price of gas sold under the higher royalty rate agreement covering western Oldenburg (the "Mobil Agreement") decreased 12.28% to 1.9950 Eurocents/Kwh ("Ecents/Kwh") from 2.2743 Ecents/Kwh in the second quarter of fiscal 2006. Gas sales under the Mobil Agreement decreased 9.95% to 17.125 billion cubic feet ("Bcf") in the quarter just ended from 19.016 Bcf in the second quarter of fiscal 2006.

For the quarter just ended the average price of gas sold under the lower royalty rate agreement covering the entire Oldenburg concession (the "OEG Agreement") decreased 0.22% to 2.3038 Ecents/Kwh from 2.3088 Ecents/Kwh. Gas sales covered under the OEG Agreement decreased 13.38% to 40.518 Bcf from 46.775 Bcf in the second quarter of fiscal 2006.

Based on the cumulative transfer of royalties throughout the quarter just ended, the average value of the Euro was $1.3313. This value represents a 10.09% increase from the Euro's average value of $1.2093 for the second quarter of fiscal 2006.




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Compared to the prior year, Trust expenses for the second quarter of fiscal
2007 were virtually unchanged. For the quarter just ended, Trust interest income increased 75.15% to $57,210 from $32,663 in the second quarter of fiscal 2006.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: neort@aol.com. Website: www.neort.com.